TERMS SUPPLEMENT NO. 109 dated May 22, 2009
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 1 dated April 12, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456

EKSPORTFINANS ASA

$[•] 8.50% - 12.50% Reverse Convertible Notes linked to iShares® MSCI Emerging Markets Index Fund due December 14, 2009

MORGAN STANLEY STRUCTURED INVESTMENTS
Opportunities in International Equities

     Reverse convertible notes (which we refer to as RevConsSM) offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for a number of Reference Shares (or at our option, the cash equivalent thereof) of the Reference Share at maturity if the closing price of the Reference Share trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately after the Trade Date up to and including the Determination Date, and the closing price of the Reference Share on the Determination Date is below the initial price. The value of these shares (or the cash value thereof) will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if the Reference Share never trades at or below the knock-in level, the RevCons will return the stated face amount ($1,000.00 per RevCon) at maturity. The coupon is paid regardless of the performance of the Reference Share. RevCons are not principal protected. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

     “RevConsSM” is a service mark of Morgan Stanley.

Offering Information

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Agent:	Morgan Stanley & Co. Incorporated (MS&Co.) 1585 Broadway New York, NY 10036

Agent acting in the capacity as:	Principal

Offering:	This terms supplement relates to an offering of RevCons which is linked to one, and only one, Reference Share.

Aggregate face amount:	$

Face amount per RevCon:	$1,000.00

Trade Date†:	June 9, 2009

Original Issue Date†:	June 12, 2009

Determination Date††:	December 9, 2009

Maturity Date††:	December 14, 2009

Reference Share:	Shares of the iShares® MSCI Emerging Markets Index Fund (EEM)

CUSIP:	282649BE1

ISIN:	US282649BE12

†	Expected. In the event that we make any change to the expected Trade Date and the Original Issue Date, the Determination Date and Maturity Date will be changed so that the stated term of the RevCons remains the same.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Investing in the RevCons involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

     YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. 1 AND PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

     YOU SHOULD ALSO READ THE PROSPECTUS FOR THE REFERENCE SHARES, WHICH WE ARE CONVEYING TO YOU VIA THE HYPERLINK BELOW. THE CONTENTS OF THE PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN ARE NOT INCORPORATED BY REFERENCE INTO THIS TERMS SUPPLEMENT OR IN ANY WAY MADE A PART THEREOF.

Prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2009 (as revised January 20, 2009)

     You may revoke your offer to purchase the RevCons at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase any of the RevCons prior to their issuance. In the event of any changes to the terms of any of the RevCons, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the RevCons or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

     The RevCons are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public		Fees and Commissions			Proceeds to Us
Per RevCon:		$1,000.00		$15.00	*		$985.00
Total:	$		$		*	$

*	See “Supplemental plan of distribution” on page TS-16. The actual price to the public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page TS-10 for further details.

     “iShares®” is a registered mark of Barclays Global Investors, N.A. (BGI). The RevCons are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (BGFA), or the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owner of the RevCons or any member of the public regarding the advisability of investing in the RevCons. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the RevCons or in connection with our use of information about the iShares® Funds.

MORGAN STANLEY

     Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and these offerings. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in these offerings will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 1-800-584-6837.

Investment Overview

     RevCons pay a periodic, above-market, fixed rate coupon (per annum). At maturity, the RevCons will pay either (i) an amount of cash equal to the stated face amount of the RevCons ($1,000.00), or (ii) if the closing price of the Reference Share on the Determination Date is less than the Initial Reference Level and the closing price of the Reference Share has decreased to or below the Knock-In Level on any Trading Day over the term of the RevCons, a number of Reference Shares (or at our option, the cash equivalent thereof) worth less than the stated face amount of the RevCons. The value of any Reference Shares delivered at maturity, and accordingly its cash value, will be less than the stated face amount of the RevCons, and may be zero. RevCons are not principal protected and offer no potential for appreciation. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

Reference Share Overview

iShares® MSCI Emerging Markets Index Fund

     The iShares® MSCI Emerging Markets Index Fund (the Reference Share or the Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares or the Fund Issuer), a registered investment company. iShares consists of numerous separate investment portfolios, including the Exchange-Traded Fund. The investment advisor to the Exchange-Traded Fund (the Exchange-Traded Fund Sponsor) is Barclays Global Fund Advisors (BGFA), a subsidiary of Barclays Global Investors, N.A. (BGI). This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the Index).

     The Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (MSCI or the Index Sponsor). The Index is designed to measure equity market performance in the global emerging markets. For further information regarding the Index and currency exchange rate risk, see “Risk Factors—The RevCons are subject to currency exchange risk” and “The Reference Share—The MSCI Emerging Markets Index.” The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index.

     MSCI publishes the Index and is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the Index, including decisions regarding the calculation of the Index, such as the addition and deletion of component stocks and other methodological modifications of the Index. The actions and judgments of MSCI may affect the value of the Index and, consequently, could adversely affect the closing price of the Reference Share, to the extent that the Reference Share generally tracks the Index, and the value of the RevCons. The economic interests of the calculation agent and other of Morgan Stanley’s affiliates are potentially adverse to your interests.

     Information as of market close on May 20, 2009.

Ticker:	EEM	52 Weeks ago:	$50.8133

Current Price per Share:	$32.21	52 Week High (5/20/2008):	$50.8133

Current Dividend Yield:	2.66%	52 Week Low (on 11/20/2008):	$ 18.26

Key Investment Rationale

The RevCons offer an income oriented strategy linked to the Reference Share.

  A coupon per annum which is higher than the current dividend yield on the Reference Share.

  No potential to participate in any appreciation in the Reference Share.

  RevCons are not principal protected.

Key Benefits

     The RevCons pay an above market coupon in exchange for downside exposure to the Reference Share, with only contingent protection against declines in the Reference Share. If the closing price of the Reference Share declines to, or below, the Knock-In Level on any Trading Day from, and including, the Trading Day immediately following the Trade Date to, and including, the Determination Date, you will then be subject to full downside exposure to the Reference Share.

Enhanced Yield	•	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the Reference Share.

	•	The coupon will be paid regardless of the performance of the Reference Share.

Best Case Scenario	•	If the closing price of the Reference Share never declines to or below the Knock-In Level on any Trading Day, the RevCons will redeem, at maturity, for the stated face amount, resulting in a total return equal to the coupon. You will not participate in any appreciation in the Reference Share, even if the Reference Share is above the Initial Reference Level on the Determination Date.

Worst Case Scenario	•	If the closing price of the Reference Share declines to or below the Knock-In Level on any Trading Day during the term of the RevCons and, on the Determination Date, is at a level below its Initial Reference Level, the RevCons will redeem for an amount of Reference Shares worth less than the stated face amount and which may be zero. In this scenario, the RevCons will have outperformed the Reference Share by the coupon.

Summary of Selected Key Risks (see page “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement).

  No guaranteed return of principal.

  The RevCons are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

  The RevCons will not provide investors with any appreciation in the Reference Share.

  Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

  If the RevCons are accelerated upon a default, you may receive an amount worth substantially less than the stated face amount of the RevCons.

  The issuer of the Reference Share is not involved in the offering for the RevCons in any way. Neither the issuer nor the agent has made any due diligence inquiry in connection with the offerings.

  The antidilution adjustments the calculation agent is required to make may not match actual developments with regard to the Reference Share.

  The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

Additional Risk Factors

Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund.

     Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund or the stocks composing the Index. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Exchange-Traded Fund or the stocks composing the Index.

The Reference Share and the Index are different.

     The performance of the Reference Share may not exactly replicate the performance of the Index because the price of the Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Share may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Exchange-Traded Fund or due to other circumstances. In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the Index, BGFA, may invest a portion of the Exchange-Traded Fund’s assets in securities other than those included in the Index. The Exchange-Traded Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

The market price of the RevCons may be influenced by many unpredictable factors.

     Several factors will influence the value of the RevCons in the secondary market and the price at which the agent may be willing to purchase or sell the RevCons in the secondary market, including: the trading price and volatility of the shares of the Exchange-Traded Fund, dividend rate on the shares composing the Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events.

Adjustments to the Reference Share or to the Index could adversely affect the value of the RevCons.

     BGFA is the investment adviser to the Exchange-Traded Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by the Index Sponsor. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the Exchange-Traded Fund. Any of these actions could adversely affect the price of the Reference Share and, consequently, the value of the RevCons.

Owning the RevCons is not the same as either owning the common stocks that are held by the Exchange-Traded Fund or that underlie the Index, or shares of the Exchange-Traded Fund itself.

     Your return will not reflect the return you would realize if you actually owned and held the stocks held by the Exchange-Traded Fund or shares of the Exchange-Traded Fund itself for a similar period because the payment at maturity per RevCon will be determined without taking into consideration the value of any dividends that may be paid on the stocks held by the Exchange-Traded Fund or on shares of the Exchange-Traded Fund itself. The RevCons represent senior unsecured obligations of Eksportfinans and do not represent or convey any rights of ownership in the Exchange-Traded Fund or in stocks held by the Exchange-Traded Fund. In addition, you will not receive any dividend payments or other distributions on the stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself, and as a holder of the RevCons, you will not have voting rights or any other rights that holders of stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself may have. Even if the price of the Exchange-Traded Fund increases or decreases during the term of the RevCons, the market value of the RevCons may not increase by the same amount. It is also possible for the price of the Exchange-Traded Fund to increase or decrease while the market value of the RevCons declines. In addition, investing in the RevCons is not equivalent to investing in a mutual fund or other pooled investment that invests in the stocks held by the Exchange-Traded Fund. The return on your investment in the RevCons may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

An investment in the offered RevCons is subject to risks associated with foreign securities markets.

     The Exchange-Traded Fund is linked to the value of foreign equity securities. The Index, which underlies the Exchange-Traded Fund, consists of twenty-five emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     Because foreign exchanges may be open on days when the Exchange-Traded Fund is not traded, the value of the securities underlying the Exchange-Traded Fund may change on days when shareholders will not be able to purchase or sell the Exchange-Traded Fund’s shares.

     The countries whose indices are represented by the Index include Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The RevCons are subject to currency exchange rate risk.

     Because the closing price of the Reference Share generally reflects the U.S. dollar value of the securities represented in the Index, holders of the RevCons will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the securities represented in the Index, the value of the Reference Share will be adversely affected and the payment at maturity on the RevCons may be reduced. Of particular importance to potential currency exchange risk are as follows:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in the component countries and the United States of America.

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Key Terms of the RevCons

Reference Share:	The Reference Share for the RevCon offering will be the shares of the iShares® MSCI Emerging Markets Index Fund as set forth below:

CUSIP No.	Relevant Exchange	Ticker Symbol
464287234	NYSE Arca	EEM

Interest Rate:	8.50% - 12.50% per annum, payable monthly in arrears on each Interest Payment Date beginning July 14, 2009.

Interest Payment Date:	The interest payment dates for the RevCon offering are July 14, 2009, August 14, 2009, September 14, 2009, October 14, 2009, November 14, 2009 and the Maturity Date.

Redemption Amount:	The Redemption Amount payable for the RevCon offering on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount (or, at our option, the cash value thereof), if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Initial Reference Level:	$ , the closing price of the Reference Share quoted by the Relevant Exchange on the Trade Date.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date.

Knock-In Level:	75.00% of the Initial Reference Level.

Share Redemption Amount:	The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of Reference Shares per RevCon that you hold, in the amount set forth for the RevCon offering above (or, at our option, the cash value thereof). This amount is equal to the $1,000.00 face amount of the RevCon divided by the Initial Reference Level, as determined on the Trade Date. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level. The Share Redemption Amount is subject to adjustment as described under “Antidilution Adjustments” below.

Antidilution Adjustments:

If the Reference Share is subject to a stock split or reverse stock split, then once such split has become effective, the Share Redemption Amount will be adjusted to equal the product of the prior Share Redemption Amount and the number of shares issued in such stock split or reverse stock split with respect to one Reference Share.

No adjustment to the Share Redemption Amount pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the Share Redemption Amount. The Share Redemption Amount so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Discontinuance of the Reference Share and/or Index; Alteration of Method of Calculation:

If the Reference Share is liquidated or otherwise terminated (a liquidation event), the closing price, as applicable, following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the Index (or any successor index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the share underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the Reference Share and the denominator of which is the closing value of the Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the Reference Share was available.

If, following a liquidation event, the Index publisher discontinues publication of the Index and the Index publisher or another entity (including MS&Co.) publishes a successor or substitute index that MS&Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a successor index), then any subsequent closing price on any Trading Day, following a liquidation event will be determined by reference to (a) the published value of such successor index at such time on such Trading Day, in the case of the intraday price, or (b) the published value of such successor index at the regular weekday close of trading on such Trading Day, in the case of the closing price.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to The Depository Trust Company, as holder of the RevCons linked to the Reference Share, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such RevCons, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

If the Index publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, any Trading Day, the determination date or on the date of acceleration following a liquidation event and MS&Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price for any such date in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at such time during the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the RevCons linked to the Reference Share.

CUSIP No.:	282649BE1

ISIN:	US282649BE12

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 Attn: Structured Investments Telephone No.: +1 212 761 4000

Additional terms specific to the RevCons

     You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these RevCons are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the RevCons and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Agent’s Commissions Information

     The RevCons will be issued at $1,000.00 per RevCon and the Agent’s Commissions will be $15.00 per Revcon; provided that the price to the public and the Agent’s Commissions for the purchase by any single investor of greater than or equal to $1,000,000.00 and less than $3,000,000.00 the face amount of RevCons will be $997.50 per RevCon and $12.50 per RevCon, respectively; for the purchase by any single investor of greater than or equal to $3,000,000.00 and less than $5,000,000.00 the face amount of RevCons will be $996.25 per RevCon and $11.25 per RevCon, respectively; and for the purchase by any single investor of $5,000,000.00 or more the face amount of RevCons will be $995.00 per RevCon and $10.00 per RevCon, respectively.

Issue Price	Selling Concession	Face Amount of RevCons for an Single Investor
$1,000.00	$15.00	< $1,000,000.00
$ 997.50	$12.50	> $1,000,000.00 and < $3,000,000.00
$ 996.25	$11.25	> $3,000,000.00 and < $5,000,000.00
$ 995.00	$10.00	> $5,000,000.00

     Selling Concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

Hypothetical examples of amounts payable at maturity

     The following tables set out the hypothetical total return to the Maturity Date of a hypothetical RevCon, based on the terms and assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Share on the Determination Date or at any time during the life of the RevCons. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

     The information in the tables reflects hypothetical rates of return on the RevCons assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your RevCons prior to the Maturity Date, your return will depend upon the market value of your RevCons at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

     The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the RevCons, tax liabilities could affect the after-tax rate of return on your RevCons to a comparatively greater extent than the after-tax return on the Reference Share.

     The market price of the Reference Share has been volatile in the past, and its performance cannot be predicted for any future period. The actual performance of the Reference Share over the life of the RevCons, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Share set forth elsewhere in this terms supplement. For information about the price of the Reference Share during recent periods, see “The Reference Share” below.

     If the closing price of the Reference Share quoted by the Relevant Exchange never trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be an amount of cash equal to the $1,000.00 face amount.

     By contrast, if the closing price of the Reference Share quoted by the Relevant Exchange trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date, and the Final Reference Level on the Determination Date is less than the Initial Reference Level, the Redemption Amount payment on the Maturity Date will be made in Reference Shares (or, at our option, the cash value thereof) (with fractional shares paid in cash).

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, assuming a six month term, a hypothetical interest rate of 10.50%, a hypothetical Initial Reference Level of $100 and a hypothetical Knock-In Level of $75.00. In these examples, the Knock-In Level Trigger never occurs during the life of the RevCons. In each example below, the Redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
$80.00	$1,000.00	$52.50	$1,052.50	5.25%
$85.00	$1,000.00	$52.50	$1,052.50	5.25%
$90.00	$1,000.00	$52.50	$1,052.50	5.25%
$95.00	$1,000.00	$52.50	$1,052.50	5.25%
$100.00	$1,000.00	$52.50	$1,052.50	5.25%
Greater than $100.00	$1,000.00	$52.50	$1,052.50	5.25%

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, using the same terms as in the prior example above, however, in these examples, the Knock-In Level Trigger occurred at some point during the life of the RevCons.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $100.00	$1,000.00	$52.50	$1,052.50	5.25%
$80.00	$800.00*	$52.50	$852.50	-14.75%
$75.00	$750.00*	$52.50	$802.50	-19.75%
$40.00	$400.00*	$52.50	$452.50	-54.75%
$20.00	$200.00*	$52.50	$252.50	-74.75%
$10.00	$100.00*	$52.50	$152.50	-84.75%
$5.00	$50.00*	$52.50	$102.50	-89.75%
$0.00	$0.00*	$52.50	$52.50	-94.75%

*	Payable in Reference Shares at the option of the Issuer.

The Reference Share

     The iShares® MSCI Emerging Markets Index Fund (the Reference Share or Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares or the Fund Issuer), a registered investment company. iShares consists of numerous separate investment portfolios, including the Reference Share. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

     This terms supplement relates only to the RevCons offered hereby and does not relate to the Reference Share or the Index. We have derived all disclosures contained in this terms supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Share (and therefore the price of the Reference Share at the time we priced the RevCons) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

     Neither we nor MS&Co. or any of its affiliates make any representation to you as to the performance of the Reference Share.

     MS&Co. and/or its affiliates may presently or from time to time engage in business with iShares. In the course of such business, MS&Co. and/or its affiliates may acquire non-public information with respect to iShares, and neither MS&Co. nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws. As a prospective purchaser of the RevCons, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Share.

     iShares® is a registered mark of Barclays Global Investors, N.A. (BGI). The RevCons are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the RevCons or any member of the public regarding the advisability of investing in the RevCons. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the RevCons.

The Exchange-Traded Fund

     The Reference Share is issued by iShares. Barclays Global Fund Advisors (BGFA) is the investment advisor to the Exchange-Traded Fund. The Exchange-Traded Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. The Index is a free float-adjusted market capitalization index designed to measure equity market performance in the global emerging markets.

     The Exchange-Traded Fund uses a representative sampling strategy to try to track the Index. In order to improve its portfolio liquidity and its ability to track the MSCI Emerging Markets Index, the Index Fund may invest up to 10.00% of its assets in shares of other index funds that seek to track the performance of equity securities of constituent countries of the Index. BGFA will not charge portfolio management fees on that portion of the Index Fund’s assets invested in shares of other index funds.

     Representative Sampling

     BGFA, as the investment advisor to the Exchange-Traded Fund, employs a technique known as representative sampling to track the Index. Representative sampling is a strategy in which a fund invests in a representative sample of stocks in its underlying index, which have a similar investment profile as the underlying index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics, and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling generally do not hold all of the stock that are included in the relevant underlying index.

     Correlation

     The Exchange-Traded Fund is an actual investment portfolio. The performance of the Exchange-Traded Fund and the Index will vary somewhat due to transaction costs, market impact, corporate actions (such as mergers and spin-offs), and timing variances. A figure of 100.00% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Exchange-Traded Fund, using representative sampling, can be expected to have a greater tracking error than a fund using replication. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

     Industry Concentration Policy

     The Exchange-Traded Fund will not concentrate its investments (i.e., hold 25.00% or more of its total assets). In a particular industry or group of industries, except that the Exchange-Traded Fund will concentrate its investments to approximately the same extent that the Index is so concentrated.

The MSCI Emerging Markets Index

     The MSCI Emerging Markets Index (the Index) was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. The performance of the MSCI Emerging Markets Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the Component Securities) constituting the MSCI indices for the selected countries (the Component Country Indices). As of June 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets.

     Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars on a real time basis and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis. The MSCI Emerging Markets Index has a base date December 31, 1987.

     We have derived all information contained in this terms supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Index.

     In order to maintain the representativeness of the Index, structural changes to Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities.

     MSCI may add additional Component Country Indices to the Index or subtract one or more of its current Component Country Indices prior to the expiration of the RevCons. Any such adjustments are made to the Index so that the value of the Index at the effective date of such change is the same as it was immediately prior to such change.

     Affiliation of MSCI, MS&Co. and Morgan Stanley

     Each of MSCI and MS&Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

     BECAUSE EACH OF MSCI AND MS&CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS&CO. MAY BE ADVERSE TO THE INVESTORS IN THE REVCONS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EMERGING MARKETS INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EMERGING MARKETS INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EMERGING MARKETS INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EMERGING MARKETS INDEX AND THAT, CONSEQUENTLY, MS&CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE REVCONS.

     MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the RevCons to restrict the use of information relating to the calculation of the Index prior to its dissemination.

     It is also possible that any advisory services that MS&Co.’s affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Index.

Historical Performance

     The table sets forth below the high, low and final closing price per share of the Reference Share, for each quarter in the period since January 1, 2004 through May 20, 2009. We obtained the information in the table below from Bloomberg Financial Services, without independent verification.

Period	High	Low	Period End

2004

First Quarter	$19.8356	$18.3833	$19.5000

Second Quarter	$20.2044	$15.8844	$17.9589

Third Quarter	$19.1667	$16.9633	$19.1667

Fourth Quarter	$22.4278	$18.9000	$22.4278

2005

First Quarter	$24.6500	$21.2111	$22.5333

Second Quarter	$24.3700	$21.7000	$23.8667

Third Quarter	$28.3400	$23.9433	$28.2933

Fourth Quarter	$29.8333	$25.0500	$29.4167

2006

First Quarter	$33.5933	$30.5167	$33.0000

Second Quarter	$37.0333	$27.3167	$31.3000

Third Quarter	$33.1000	$29.2000	$32.2567

Fourth Quarter	$38.2000	$31.7667	$38.0567

2007

First Quarter	$39.5433	$35.0967	$38.8333

Second Quarter	$44.4000	$39.1500	$43.8833

Third Quarter	$50.1333	$39.5000	$49.8167

Fourth Quarter	$55.7300	$47.1767	$50.1000

2008

First Quarter	$50.3667	$42.1555	$44.7933

Second Quarter	$51.7100	$44.4700	$45.2400

Third Quarter	$44.4333	$31.5500	$34.1700

Fourth Quarter	$34.5800	$18.2600	$24.9700

2009

First Quarter	$27.1000	$19.9400	$24.8100

Second Quarter (through May 20, 2009)	$32.2100	$25.6300	$32.2100

Daily Closing Share Price of iShares® MSCI Emerging Markets Index Fund from January 2, 2004 – May 20, 2009

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the RevCons that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 1) are set forth in the table below.

Deposit	Put Premium
%	%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain. Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

     The RevCons will be purchased by Morgan Stanley & Co. Incorporated (the agent) as principal, pursuant to terms agreements between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with each issuance of the RevCons.

     See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.